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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 0)*

                          RUSHMORE FINANCIAL GROUP,INC.
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                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
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                         (Title of Class of Securities)

                                   782055 10 7
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                                 (CUSIP Number)


                                 AUGUST 15, 2000
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            (Date of Event which Requires Filing of this Settlement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G

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       CUSIP NO.782055 10 7                       PAGE     2   OF   4   PAGES
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     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Leo K. W. Lum            Social Security No.:  ###-##-####
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]
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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               U.S.A.
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                                 5     SOLE VOTING POWER

          NUMBER OF                             600,000
           SHARES                -----------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
          OWNED BY                              - 0 -
            EACH                 -----------------------------------------------
          REPORTING              7     SOLE DISPOSITIVE POWER
           PERSON                               600,000
            WITH                 -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                                -0-
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     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   600,000
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    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
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    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   13.1%
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    12    TYPE OF REPORTING PERSON*

                   IN
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ITEM 1.
      (a)       Name of Issuer:
                        Rushmore Financial Group, Inc.

      (b)       Address of Issuer's Principal Executive Offices:
                        13355 Noel Road, Suite 650
                        Dallas, TX 75240
ITEM 2.

      (a)      Name of Person Filing:   Leo K. W. Lum

      (b)      Business Address:
                        48 Ironship Plaza
                        San Francisco, California 94111

      (c)      Citizenship: USA

      (d) Title of Class of Securities: Rushmore Financial Group, Inc. Common Stock

      (e)      CUSIP Number 782055 10 7

ITEM 3.        Not applicable

ITEM 4.  OWNERSHIP

(a) Amount beneficially owned: 600,000 shares, consisting of 300,000 shares of common stock and warrants to purchase 300,000 shares at $2.00 per share until 8/21/05, all of which are held of record by 1868 Associates, Inc., which is wholly owned by Registrant.

(b) Percent of class:   13.1%

(c) Number of shares as to which the person has:

      (i)      Sole power to vote or to direct the vote 600,000 shares.

      (ii)     Shared power to vote or to direct the vote     0   .
                                                          --------

      (iii) Sole power to dispose or to direct the disposition of 600,000 shares.

      (iv)     Shared power to dispose or to direct the disposition of    0    .
                                                                       --------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable



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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.  CERTIFICATION

         (a)      Not applicable

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.



August 23, 2000
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Date





                                          /s/ LEO K. W. LUM
                                          -----------------
                                          Leo K. W. Lum